As filed with the Securities and Exchange Commission on October 1, 2015

Registration No. 333-182452

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675 4002

(Address of principal executive offices) (Zip code)

Tornier N.V.

Amended and Restated Stock Option Plan

(Full title of the plan)

Robert J. Palmisano

President and Chief Executive Officer

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675 4002

(Name and address and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq. Oppenheimer Wolff & Donnelly LLP 222 South Ninth Street, Suite 2000 Minneapolis, Minnesota 55402 (612) 607-7287	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Reg. No. 333-182452) (the “Registration Statement”) filed by Wright Medical Group N.V. (formerly known as Tornier N.V.) (the “Registrant”) with the Securities and Exchange Commission on March 1, 2011. The prior Registration Statement registered an aggregate of 3,747,888 ordinary shares, par value €0.03 (“Ordinary Shares”), of the Registrant to be issued pursuant to the Tornier N.V. Amended and Restated Stock Option Plan (the “Stock Option Plan”).

The Registrant’s authority to grant new awards under the Stock Option Plan terminated upon shareholder approval of the Tornier N.V. 2010 Incentive Plan on August 26, 2010. On June 18, 2015, the Registrant’s shareholders approved the Wright Medical Group Amended and Restated 2010 Incentive Plan (the “2010 Plan”), which, among other things, increased the number of Ordinary Shares authorized for issuance under the 2010 Plan by 5,500,000 shares (the “New Shares”). The maximum number of Ordinary Shares available for issuance under the 2010 Plan, subject to adjustment pursuant to the terms of the 2010 Plan, is now (i) 8,200,000 shares, plus (ii) 1,199,296, the number of Ordinary Shares available for grant under the Stock Option Plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under the Stock Option Plan as of such date), plus (iii) the number of Ordinary Shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under the Stock Option Plan (the “Carryover Shares”).

As of the date hereof, 638,687 Carryover Shares under the Stock Option Plan have been carried over to the 2010 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new Registration Statement on Form S-8 to register the New Shares and the Carryover Shares available for offer or sale pursuant to the 2010 Plan. The Registrant is filing this Post-Effective Amendment in order to remove from registration the 638,687 Carryover Shares under the Stock Option Plan that have been carried over to the 2010 Plan.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

24.1	Power of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on October 1, 2015.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President, Chief Executive Officer and Executive Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Robert J. Palmisano	President, Chief Executive Officer and Executive Director	October 1, 2015
Robert J. Palmisano	(principal executive officer)

/s/ Lance A. Berry	Senior Vice President and Chief Financial Officer	October 1, 2015
Lance A. Berry	(principal financial officer)

/s/ Gary D. Blackford	Non-Executive Director	October 1, 2015
Gary D. Blackford

/s/ Sean D. Carney	Non-Executive Director	October 1, 2015
Sean D. Carney

/s/ John L. Miclot	Non-Executive Director	October 1, 2015
John L. Miclot

/s/ David H. Mowry	Executive Director	October 1, 2015
David H. Mowry

Name and Signature	Title	Date

/s/ Kevin C. O’Boyle	Non-Executive Director	October 1, 2015
Kevin C. O’Boyle

/s/ Amy S. Paul	Non-Executive Director	October 1, 2015
Amy S. Paul

/s/ David D. Stevens	Chairman of the Board	October 1, 2015
David D. Stevens

/s/ Richard F. Wallman	Non-Executive Director	October 1, 2015
Richard F. Wallman

/s/ Elizabeth H. Weatherman	Non-Executive Director	October 1, 2015
Elizabeth H. Weatherman

WRIGHT MEDICAL GROUP N.V.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

24.1	Power of Attorney	Filed herewith